UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2013

Lumos Networks  Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35180 (Commission File Number)	80-0697274 (IRS Employer Identification No.)

One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980

(Address of Principal Executive Offices) (Zip Code)

(540) 946-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

            On April 30, 2013, Lumos Networks Operating Company, a wholly-owned subsidiary of Lumos Networks Corp., entered into a $425 million credit facility (the “Credit Facility”).  The Credit Facility consists of a $100 million senior secured five year term loan (the “Term Loan A”), a $275 million senior secured six year term loan (the “Term Loan B”); and a $50 million senior secured five year revolving credit facility (the “Revolver”).  The proceeds from the Term Loan A and the Term Loan B were used to retire the prior first lien credit facility outstanding amount of approximately $311 million and to pay closing costs and other expenses related to the transaction, with the remaining proceeds available for working capital purposes.  No borrowings are outstanding under the Revolver.

Pricing of the Credit Facility is currently LIBOR plus 3.00% for the Revolver and Term Loan A and LIBOR plus 3.25% for Term Loan B.  The Credit Facility does not require a minimum LIBOR rate.  The Term Loan A matures in 2018 with quarterly payments of 1.25% per annum from September 30, 2014 through December 31, 2016 and 2.50% per annum thereafter.  The Term Loan B matures in 2019 with quarterly payments of 1% per annum beginning on September 30, 2013.  The Revolver matures in full in 2018.

The Credit Facility is secured by a first priority pledge of substantially all property and assets of Lumos Networks Operating Company and all material subsidiaries, as guarantors, excluding the RLECs.

The Credit Facility includes various restrictions and conditions, including a maximum leverage ratio of 4.75:1.00 through December 31, 2013, 4.50:1:00 for the period from January 1, 2014 through December 31, 2014, 4.25:1.00 for the period from January 1, 2015 through December 31, 2015 and 4.00:1.00 thereafter.  The Credit Facility also sets a minimum interest coverage ratio of 3.25:1.00.

The Credit Facility has a maximum distributable amount that limits restricted payments, including the payment of dividends.  The distributable amount was initially set at $12 million and will be reduced by future restricted payments and certain other items set forth in the Credit Agreement.  The distributable amount is increased annually by the greater of $12 million or 75% of free cash flow (as defined under the Credit Agreement).

Mandatory prepayments include an excess cash flow sweep equal to 50% of Excess Cash Flow for each fiscal year commencing in 2013 as long as the leverage ratio exceeds 3.25:1.00.

A copy of the Credit Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

On April 30, 2013, the Company issued a press release announcing the execution of the Credit Agreement.  The press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03            Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 9.01            Financial Statements and Exhibits.

            (d)            Exhibits

            Exhibit No.            Description

10.1                Credit Agreement, dated as of April 30, 2013, among Lumos Networks Operating Company, certain subsidiaries of the Borrower (as defined in the Credit Agreement) party thereto and the Lenders (as defined in the Credit Agreement) party thereto

99.1                Press release issued April 30, 2013 by Lumos Networks Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 30, 2013

LUMOS NETWORKS CORP.
By: /s/ Harold L. Covert
Harold L. Covert
Executive Vice President, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description
10.1

Credit Agreement, dated as of April 30, 2013, among Lumos Networks Operating Company, certain subsidiaries of the Borrower (as defined in the Credit Agreement) party thereto and the Lenders (as defined in the Credit Agreement) party thereto

99.1	Press release issued April 30, 2013 by Lumos Networks Corp.